Exhibit 10.7

REPUBLIC COMPANIES GROUP, INC.

STOCK PLAN

i

REPUBLIC COMPANIES GROUP, INC.

STOCK PLAN

Article 1. Establishment, Duration and Purpose

1.1 Establishment and Duration. Republic Companies Group, Inc. (the “Company”) hereby establishes the Republic Companies Group, Inc. Stock Plan (the “Plan”) effective as of May 1, 2004, subject to the Plan having been approved by the Company’s shareholders within the time required by Section 422 of the Code. The Plan shall remain in effect until the earliest of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 11, or (iii) the close of business May 1, 2014.

1.2 Purpose. The purpose of the Plan is to promote the success and enhance the value of the Company and its subsidiaries by linking the personal interests of officers, directors, consultants, insurance and other agents, and key employees to those of the Company’s shareholders, and by providing such individuals with an incentive for outstanding performance that contributes to the Company’s growth and success. The Plan is further intended to provide flexibility to the Company and its subsidiaries in their ability to motivate, attract, and retain the services of officers, directors, consultants, insurance and other agents, and key employees upon whose judgment, interest and special effort the successful conduct of their operations largely is dependent.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

“Award Agreement” means an agreement between the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Committee” means the Compensation Committee of the Board or any other committee that the Board authorizes to administer the Plan in accordance with the terms set forth herein.

“Common Stock” means the Class B Non-Voting Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Article 4.

“Company” means Republic Companies Group, Inc., a Delaware corporation, and any successor as provided in Article 13.

“Effective Date” means May 1, 2004.

“Fair Market Value” of a Share of the Company’s Common Stock means such value as determined from time to time by the Committee using any reasonable valuation method as determined by the Committee.

“Incentive Stock Option” means a right to purchase Shares upon exercise of an Option granted under Article 6 that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a right to purchase Shares upon exercise of an option granted under Article 6 that is not intended to meet the requirements of Section 422 of the Code.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means a person designated pursuant to Section 5.1 to receive an Award.

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited pursuant to Section 7.4.

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction, granted to a Participant under Article 7.

“Restricted Stock Unit” means an Award, subject to a Period of Restriction, that is granted to a Participant under Article 7 and is settled either (i) by the delivery of one Share for each Restricted Stock Unit or (ii) in cash in an amount equal to the Fair Market Value of one Share for each Restricted Stock Unit. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Sale of the Company” means Sale of the Company as defined in the Investor Rights Agreement among RTXA, Inc. (now known as Republic Companies Group, Inc.) and other parties thereto dated May 9, 2003, as amended.

“Shares” means the shares of Common Stock of the Company.

“Termination” means the (i) termination of employment with or (ii) cessation of performance of services for the Company and its subsidiaries by a Participant, regardless of whether such termination is by the Company or the Participant, for or without cause, with or without good reason, voluntary or mandatory or due to the death, disability or retirement of the Participant.

Article 3. Administration

3.1 The Committee. The Plan shall be administered by a Committee established for such purpose by the Board; provided that if the Board has not established a Committee, the Plan shall be administered by the Board and all references herein to the Committee shall be deemed to refer to the Board.

3.2 Authority of the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select employees, directors, consultants, insurance and other agents, and key employees of the Company or any of its subsidiaries to become Participants; determine the amounts and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and subject to the provisions of Article 10, amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed One-Hundred-Twenty-Six Thousand (126,000) Shares. For purposes of Section 422 of the Code, this is also the maximum number of Shares that are available for grants of Incentive Stock Options.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1.

4.3 Adjustments in Authorized Shares. Subject to the provisions of Article 14, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (i) the number of Shares subject to any Award shall always be a whole number and (ii) if the Award is an Incentive Stock Option and is intended to remain an Incentive Stock Option after the adjustment, the adjustment shall be made consistent with the requirements of Section 424 of the Code.

4.4 Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement in connection with any Award by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1.

4.5 Other Items Not Included. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Participants as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any subsidiary.

4.6 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

Article 5. Participation

5.1 Participation. The Committee shall, in its sole discretion, select individuals to receive Awards from among the officers, directors, consultants, insurance and other agents, and key employees of the Company and its subsidiaries, including persons who have agreed to commence serving in any such capacity within 90 days of the date of an Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine, including without limitation, conditions or other provisions related to the performance of the Company or the Participant as may be established by the Committee in its sole discretion from time to time. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Option Price. The Option Price per Share for each grant of an Option under the Plan shall be determined by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Incentive Stock Option.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions, including without limitation conditions related to the performance of the Company or the Participant, as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent or, if acceptable to the Committee in its sole discretion, in shares of Common Stock either already owned by the Participant or subject to such Option. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Termination. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following his Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for Termination. If an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant fails to make a testamentary disposition of the Option or dies intestate, by the Participant’s executor or other legal representative.

6.9 Nontransferability of Options.

(a)	Incentive Stock Options. No Incentive Stock Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in an Award Agreement, no Nonqualified Stock Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in an Award Agreement, all Nonqualified Stock Options granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

6.10 No Rights. A Participant granted an Option shall have no rights as a shareholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

6.11 Additional Provisions for Incentive Stock Options. Notwithstanding any provision herein to the contrary, any Incentive Stock Option granted under the Plan shall be subject to the following additional provisions:

(a)	$100,000 Limit. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by the Code.

(b)	10% Owners. The exercise price for an Incentive Stock Option granted under the Plan to a Participant who owns more than 10% of the voting power of all classes of stock of the Company at the time of such grant shall be not less than 110% of the Fair Market Value of the Common Stock on the date of the grant and the term of such Incentive Stock Option shall not exceed five years from the grant date.

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Awards of Restricted Stock or Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its sole discretion.

7.2 Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in its sole discretion.

7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. During the Participant’s lifetime, all rights with respect to the Restricted Stock or Restricted Stock Units granted to such Participant under the Plan shall be available only to such Participant.

7.4 Other Restrictions. The Committee, in its sole discretion, shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, the passage of time, the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, the occurrence of a designated event and/or restrictions under applicable Federal or state securities laws. The Company shall retain in its possession all certificates representing the Shares of Restricted Stock (along with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares) until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

7.5 Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its sole discretion or as otherwise provided for under the Award Agreement.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights (if any) with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its sole discretion, may also grant dividend equivalents rights with respect to vested and earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

7.8 Termination. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following his Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with a Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units awarded pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

7.9 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Restricted Stock or Restricted Stock Units due under the Plan are to be distributed in case of his death before he receives any or all of such benefit. Unless expressly stated to the contrary, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any benefits due a Participant at the time of his death shall be distributed to the Participant’s estate.

Article 8. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 9. Rights of Participants

9.1 Employment and Services. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate any Participant’s employment or other service relationship with the Company or any of its subsidiaries at any time, nor confer upon any Participant any right to continue in the employ or service of the Company and its subsidiaries.

9.2 Participation. No persons shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

9.3 Engaging in Competition With Company. If, following a Participant’s Termination for any reason whatsoever, and during the “Restricted Period” such Participant engages in “Competition” with the Company or any of its subsidiaries, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise, vesting or payment) by such Participant after the “Look-Back Date.” For purposes of this Section,

(a)	“Competition” means:

(i)	in the case of a Participant with a written employment agreement or non-competition agreement with the Company or any of its subsidiaries, a breach by the Participant of any non-competition provision of said employment agreement or said non-competition agreement; or

(ii)	in the case of a Participant without a written employment agreement or non-competition agreement with the Company or any of its subsidiaries, accepting employment with any competitor of, or otherwise engaging in competition with, the Company or any of its subsidiaries.

(b)	“Look-Back Date” means the date that is six months prior to the date of the affected Participant’s Termination.

(c)	“Restricted Period” means the one-year period commencing on the date of Termination.

Article 10. Amendment, Modification and Termination

10.1 Amendment, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no such amendment shall increase the number of Shares reserved for issuance under the Plan unless such increase is approved by the shareholders.

10.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

10.3 Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of the Plan or any Award Agreement provision to the contrary, the Committee, in its sole discretion, shall have the power at any time to (i) accelerate the vesting of any Award granted under the Plan, including without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, or (ii) waive any restrictions of any Award granted under the Plan; provided, however, that such waiver shall not affect the obligations of the Participant under any other contract with the Company or any of its subsidiaries. Such acceleration or waiver may vary among individual Participants and may vary among Awards held by Participants

Article 11. Withholding and Fractional Shares

11.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including a Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

11.2 Share Withholding. The Company may cause any tax withholding obligation described in Section 11.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the amount otherwise to be withheld. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the amount otherwise to be withheld or (ii) tendering previously acquired Shares having an aggregate Fair Market Value equal to the amount otherwise to be withheld (provided that the Shares which are tendered must have been held by the Participant for at least six months prior to their tender unless such Shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.3 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or the settlement of fractional Shares in cash.

Article 12. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including without limitation reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 13. Successors and Corporate Transactions

13.1 Obligation Binding on Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13.2 Special Provisions for Corporate Transactions. Notwithstanding any provision herein to the contrary, but except as otherwise specified in a particular Award Agreement, in the event of a Sale of the Company, the Committee in its sole discretion may effect one or more of the following alternatives without the approval of Participants, which may vary among individual Participants and which may vary among Awards held by a Participant: (i) accelerate the time at which outstanding Options may be exercised so that the Options may be exercised in full for a limited period of time on or before a specified date (before or after the Sale of the Company) fixed by the Committee, after which all unexercised Options and all rights of Participants thereunder will terminate; (ii) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options held by the Participants (irrespective of whether the Options then outstanding are exercisable) as of a date before or after the Sale of the Company, specified by the Committee, in which event the Committee will cancel the Options and the Company will pay to each Participant a per Share cash amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Option over the applicable Option Price; (iii) with the agreement of the successor corporation (or an affiliate of the successor corporation), outstanding Options will be assumed or equivalent options or rights will be substituted by the successor corporation (or an affiliate of the successor corporation) for the outstanding Options; (iv) accelerate the vesting of any outstanding Awards of Restricted Stock or Restricted Stock Units; (v) consider any restricted periods or restrictions on outstanding Shares of Restricted Stock or Restricted Stock Units to have lapsed; or (vi) make any other adjustments to outstanding Awards as the Committee deems appropriate to reflect the Sale of the Company (provided, however, that the Committee may determine that no adjustment is appropriate).

Article 14. Legal Construction

14.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 Governing Law. To the extent not governed by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

14.5 Jurisdiction. To the maximum extent permitted by law, the Company and each Participant hereby irrevocably agree that any legal action or proceeding arising out of or relating to the Plan or any agreements or transactions contemplated hereby may be brought in the courts of the State of Texas or of the United States of America for the Northern District of Texas and hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an inconvenient forum. To the maximum extent permitted by law, the Company and each Participant hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in the Company’s records, such service to become effective six (6) days after such mailing.